EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-30655, 333-74747, 333-74715, 333-78521, 333-78567, 333-83725, 333-35806, 333-62502, 333-84010, 333-90986, 333-91002 and 333-117334 on Form S-8 and Registration Statement Nos. 333-32221, 333-60277, 333-70335, 333-85269, 333-92361, 333-32526, 333-40698, 333-47914, 333-67978, 333-73274, 333-81170, and 333-84932 on Form S-3 of our reports dated June 8, 2005, relating to the financial statements of THQ Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of THQ Inc. for the year ended March 31, 2005.

DELOITTE & TOUCHE LLP

Los Angeles, California
June 8, 2005